Old Point Releases Second Quarter 2017 Results

Hampton, Va., July 28, 2017 (PRNewswire) Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.2 million ($0.23 per diluted share) for the three months ended June 30, 2017, compared to $552 thousand ($0.11 per diluted share) for the three months ended June 30, 2016. Net income for the six months ended June 30, 2017 was $2.1 million ($0.42 per diluted share), compared to $1.6 million ($0.32 per diluted share) for the six months ended June 30, 2016.

Highlights of the quarter are as follows:

•	Average loans receivable increased $43.6 million during the quarter, or 28.28% annualized.

•	Return on average assets improved to 0.50% for the three months ended June 30, 2017, compared to 0.42% in the first quarter of 2017 and 0.26% for the second quarter of 2016.

•	The net interest margin was 3.64% for the second quarter as compared to 3.69% in the first quarter of 2017 and 3.73% compared to the second quarter in 2016.

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Old Point completed the purchase of the remaining interest in Old Point Mortgage, LLC during the quarter, generating a gain of $550 thousand representing an adjustment to fair value on its previously held equity interest.

•	Total assets were $952.4 million, representing growth of $29.6 million or 3.21% over sequential quarter, and growth of $49.5 million or 5.48% since December 31, 2016.

•	Non-Performing Assets (NPAs) were $14.9 million at June 30, 2017, up from $11.1 million at December 31, 2016 but down from $15.1 million at March 31, 2017.

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Old Point completed the sale of the last two properties remaining in other real estate owned during the quarter at a small gain. As a result, other real estate owned decreased from $1.1 million at December 31, 2016 to none at June 30, 2017.

Robert Shuford, Jr., President and CEO of Old Point National Bank said, "We had a solid second quarter and were able to complete some important strategic initiatives during the period. We are pleased to have completed our acquisition of Old Point Mortgage and the establishment of Old Point Insurance. Our indirect auto program has continued to gain momentum, contributing to annualized average growth of 28.28% annualized for the quarter which has helped accelerate revenue growth. The Trust Company continued to see asset growth and revenue momentum. We made progress in the resolution of several of our legacy problem loan relationships during the quarter, and were able to liquidate our remaining properties in other real estate owned. Lastly, we completed a transition of leadership with the hiring of our new Chief Financial Officer during the quarter."

NET INTEREST INCOME

For the second quarter of 2017, net interest income was $7.3 million, an increase of $251 thousand from the first quarter of 2017.  The increases in net interest income were driven by higher earning asset balances.  The second quarter tax-equivalent net interest margin decreased 5 basis points to 3.64% from 3.69% in the previous quarter, and decreased 9 basis points from 3.73% during the same period in prior year.  The decrease in the tax-equivalent net interest margin sequentially was due to a seven basis point decrease in the core tax-equivalent yield on earning assets, slightly offset by a one basis point decrease in core tax-equivalent cost of funds.

For the six months ended June 30, 2017 net interest income was $14.5 million, an increase of $1.0 million compared to prior year period, primarily due to increased interest and fees on loans associated with loan growth and lower interest expense on FHLB advances.

NONINTEREST INCOME

Noninterest revenues were $4.1 million for the second quarter of 2017, an increase of $928 thousand or 29.34% from the first quarter of 2017, and $805 thousand or 24.50% over $3.3 million for the second quarter in 2016. This increase includes a gain of $550 thousand associated with the purchase of the remaining 51% interest in Old Point Mortgage, LLC (OPM) from Tidewater Mortgage Services, Inc.  Other variances in noninterest income included growth in revenues from fiduciary income ($74 thousand) and mortgage banking fees ($204 thousand), partially offset by a decrease in service charges on deposit accounts ($105 thousand). Market driven increases in assets under management and revenue from investment activity account for the increase in fiduciary income. The increase for mortgage banking fees is a function of a change from the equity method of accounting for a minority interest to the consolidation of an operating subsidiary. Beginning with the consummation of Old Point's acquisition of a 100% interest early in the quarter, gross revenues from OPM are recorded in this line item for the second quarter of 2017. In 2016, only the Company's share of equity in the earnings of OPM was recorded for the quarter. Prospectively, OPM as a fully consolidated subsidiary will reflect gross revenues in noninterest income, while its expenses are included in the individual categories of noninterest expense. The decrease in service charges on deposit accounts is a result of lower overdraft fee income and lower service charges on both personal and business accounts.

NONINTEREST EXPENSE

Total noninterest expense was $9.3 million for the second quarter of 2017, up $785 thousand or 9.25% compared to $8.5 million for the second quarter in 2016.  Increases in salaries and benefits and costs ($559 thousand) and costs associated with outside services ($128 thousand) were the largest components of the increase, partially offset by a decrease in FDIC insurance ($58 thousand). The increase in salaries and benefits is largely a component of accrued retirement benefits for the former Chief Financial Officer; the hiring of additional lending staff to support the strategic plan; and salary and commissions associated with the inclusion of OPM in consolidated operations for the quarter. The increase in outside services is largely associated with processing costs associated with the dealer program initiated in late 2016.

BALANCE SHEET

At June 30, 2017, total assets were $952.4 million, an increase of $29.6 million from March 31, 2017 and an increase of $54.7 million from June 30, 2016.  The increase in assets was mostly related to loan growth.

At June 30, 2017, loans held for investment (net of deferred fees and costs) were $679.8 million, an increase of $36.7 million, or 7.17% from March 31, 2017.  Loans held for investment increased $81.6 million, or 13.65%, from June 30, 2016.

At June 30, 2017, total deposits were $777.2 million, a decrease of $16.2 million, or 2.04%, from March 31, 2017. Total deposits grew $50.2 million, or 6.90%, from June 30, 2016.

The Company's common equity to total assets ratios at June 30, 2017, March 31, 2017, and June 30, 2016 were 10.46%, 10.72%, and 10.80%, respectively, while its tangible common equity to tangible assets ratio was 10.40%, 10.72%, and 10.80%, respectively.

During the second quarter of 2017, the Company declared and paid cash dividends of $0.11 per common share, consistent with the prior quarter and an increase of $0.01, or 10%, compared to the same quarter in the prior year.

ASSET QUALITY

Non-Performing Assets (NPAs) were $14.9 million at June 30, 2017, up from $11.1 million at December 31, 2016 but down from $15.1 million at March 31, 2017. NPAS as a percentage of assets improved to 1.57% from 1.63% at March 31, 2017, but increased from 1.23% at December 31, 2016. As of June 30, 2017, there were four long-standing legacy relationships in nonaccrual, totaling $8.0 million or approximately 70% of total nonaccrual loans at June 30, 2017.

Total loans past due 90 days or more but still accruing interest were $3.4 million as of June 30, 2017, of which $2.8 million were government-guaranteed student loans. Loans past due 90 days or more but still accruing interest totaled $2.9 million as of December 31, 2016, of which $2.6 million were government-guaranteed student loans.

In the second quarter of 2017, Old Point completed the sale of the last two properties remaining in other real estate owned. As a result, other real estate owned decreased from $1.1 million at December 31, 2016 to none at June 30, 2017.

On a combined basis, the four legacy credit relationships in nonaccrual ($8.0 million) and the government-guaranteed student loans that are past due 90 days or more but still accruing interest  ($2.8 million) represented more than 90% of total nonperforming assets.

The Allowance for Loan and Lease Losses (ALLL) was $8.8 million at June 30, 2017, compared to $8.5 million at March 31, 2017 and $8.2 million at December 31, 2016. The ALLL as a percentage of loans receivable was 1.30% at June 30, 2017, compared to 1.34% at March 31, 2017 and 1.37% at December 31, 2016.

OLD POINT JOINS RUSSELL 3000

Old Point was notified during the quarter of its inclusion in the Russell 3000 and Russell 2000 Indexes as part of Russell Investments reconstitution of its comprehensive set of US Equity Indexes. The 2017 reconstitution of the Russell Indexes took place after market close on Friday, June 23, 2017. Russell Indexes are part of FTSE Russell, a leading global index provider. FTSE Russell determines membership for its Russell Indexes primarily by objective, market-capitalization rankings and style attributes.

Robert Shuford, Jr., President and CEO said, "We are very pleased to have earned our inclusion in the Russell Indexes. Our Company's strategy has resulted in both balance sheet growth and improving profitability. We view our inclusion in the Russell as recognition of our franchise and efforts to date, as well as a positive endorsement of our future outlook."

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates,"  "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of increases in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the new administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2016. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757-251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except per share data)	2017	2016
	(unaudited)
Assets

Cash and due from banks	$27,121	$21,885
Interest-bearing due from banks	1,708	1,667
Federal funds sold	1,543	2,302
Cash and cash equivalents	30,372	25,854
Securities available-for-sale, at fair value	167,586	199,365
Restricted securities	3,102	970
Loans held for sale	1,600	-
Loans, net of allowance for loan losses of $8,810 and $8,245	670,979	595,637
Premises and equipment, net	38,370	39,324
Bank-owned life insurance	25,604	25,206
Other real estate owned	-	1,067
Other assets	14,805	15,543
Total assets	$952,418	$902,966

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$224,785	$228,641
Savings deposits	348,223	344,452
Time deposits	204,172	211,409
Total deposits	777,180	784,502
Overnight repurchase agreements	23,221	18,704
Federal Home Loan Bank advances	50,000	-
Accrued expenses and other liabilities	5,109	5,770
Total liabilities	855,510	808,976

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,984,151 and 4,961,258 shares issued and outstanding	24,921	24,806
Additional paid-in capital	16,758	16,427
Retained earnings	57,973	56,965
Accumulated other comprehensive loss, net	(2,744)	(4,208)
Total stockholders' equity	96,908	93,990
Total liabilities and stockholders' equity	$952,418	$902,966

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$7,110	$6,780	$6,560	$13,890	$12,973
Interest on due from banks	3	5	1	8	5
Interest on federal funds sold	2	3	1	5	2
Interest on securities:
Taxable	491	496	471	987	1,019
Tax-exempt	420	427	376	847	760
Dividends and interest on all other securities	35	14	26	49	41
Total interest and dividend income	8,061	7,725	7,435	15,786	14,800

Interest Expense:
Interest on savings deposits	73	64	54	137	109
Interest on time deposits	520	519	517	1,039	1,034
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	8	5	8	13	14
Interest on Federal Home Loan Bank advances	72	-	3	72	144
Total interest expense	673	588	582	1,261	1,301
Net interest income	7,388	7,137	6,853	14,525	13,499
Provision for loan losses	1,000	650	1,250	1,650	1,400
Net interest income after provision for loan losses	6,388	6,487	5,603	12,875	12,099

Noninterest Income:
Income from fiduciary activities	951	966	877	1,917	1,778
Service charges on deposit accounts	916	927	1,021	1,843	1,996
Other service charges, commissions and fees	1,075	1,016	1,033	2,091	2,051
Income from bank-owned life insurance	199	198	217	397	432
Income from mortgage banking activities	284	6	80	290	89
Gain on sale of available-for-sale securities, net	87	-	6	87	515
Gain on acquisition of Old Point Mortgage	550	-	-	550	-
Other operating income	29	50	52	79	90
Total noninterest income	4,091	3,163	3,286	7,254	6,951

Noninterest Expense:
Salaries and employee benefits	5,449	5,097	4,890	10,546	10,044
Occupancy and equipment	1,454	1,449	1,390	2,903	2,748
Data processing	441	414	435	855	857
FDIC insurance	98	96	156	194	321
Customer development	154	144	154	298	304
Legal and audit expenses	214	174	295	388	497
Other outside service fees	306	199	178	505	361
Employee professional development	219	236	179	455	327
Capital stock tax	138	143	127	281	262
ATM and other losses	155	177	83	332	170
Prepayment fee on Federal Home Loan Bank advance	-	-	-	-	391
Loss (gain) on other real estate owned	(18)	-	9	(18)	108
Other operating expenses	660	577	589	1,237	1,186
Total noninterest expense	9,270	8,706	8,485	17,976	17,576
Income before income taxes	1,209	944	404	2,153	1,474
Income tax expense (benefit)	48	2	(148)	50	(99)
Net income	$1,161	$942	$552	$2,103	$1,573

Basic Earnings per Share:
Weighted average shares outstanding	4,984,151	4,977,267	4,959,009	4,980,728	4,959,009
Net income per share of common stock	$0.23	$0.19	$0.11	$0.42	$0.32

Diluted Earnings per Share:
Weighted average shares outstanding	4,997,422	4,991,864	4,959,009	4,994,188	4,959,009
Net income per share of common stock	$0.23	$0.19	$0.11	$0.42	$0.32

Cash Dividends Declared per Share:	$0.11	$0.11	$0.10	$0.22	$0.20

Old Point Financial Corporation and Subsidiaries
Selected Ratios	June 30,	March 31,	December 31,	June 30,
	2017	2017	2016	2016
Net Interest Margin	3.64%	3.69%	3.65%	3.73%
NPAs/Total Assets	1.57%	1.63%	1.23%	1.00%
Annualized Net Charge Offs/Total Loans	0.48%	0.23%	0.11%	0.75%
Allowance for Loan Losses/Total Loans	1.30%	1.34%	1.37%	1.33%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual loans	$11,556	$11,032	$7,159	$3,910
Loans > 90 days past due, but still accruing interest	3,370	2,957	2,884	3,222
Non-performing restructured loans	0	0	0	0
Other real estate owned	-	1,067	1,067	1,887
Total non-performing assets	$14,926	$15,056	$11,110	$9,019

Other Selected Numbers (in thousands)
Loans charged off, net of recoveries	$815	$371	$165	$1,118
Quarterly average loans	$659,926	$616,357	$598,031	$581,281
Quarterly average assets	$932,508	$900,443	$920,477	$858,972
Quarterly average earning assets	$838,878	$800,615	$788,585	$759,611
Quarterly average deposits	$777,893	$779,483	$776,487	$728,145
Quarterly average equity	$96,353	$94,482	$95,604	$94,895